Exhibit 10.26

EXECUTION VERSION

Dated May 23, 2007

DANAHER EUROPEAN FINANCE S.A.

as Issuer

DANAHER EUROPEAN FINANCE COMPANY EHF

as Issuer

DANAHER CORPORATION

as Guarantor and Issuer

and

DEUTSCHE BANK AG, LONDON BRANCH

as Issuing and Paying Agent

SECOND AMENDED & RESTATED ISSUING AND PAYING AGENCY

AGREEMENT

relating to a U.S.$ 2,200,000,000

EURO-COMMERCIAL PAPER PROGRAMME

THIS SECOND AMENDED & RESTATED ISSUING AND PAYING AGENCY AGREEMENT is made on May 23, 2007:

AMONG:

(1)	DANAHER EUROPEAN FINANCE S.A., a société anonyme formed under the laws of Luxembourg, having its registered seat at 23, avenue Monterey, L-2086 Luxembourg, (the “Luxembourg Issuer”);

(2)	DANAHER EUROPEAN FINANCE COMPANY EHF, a private limited company formed under the laws of Iceland, having its domicile at Storhofdi 23, Reykjavik 110, Iceland (the “Icelandic Issuer”);

(3)	DANAHER CORPORATION, a Delaware corporation, having its principal offices located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006 as

(a)	“Guarantor” in relation to Notes (as defined below) issued by the Icelandic Issuer or the Luxembourg Issuer; and

(b)	“U.S. Issuer” in relation to Notes issued directly by Danaher Corporation, which do not benefit from the Guarantee (as defined below)

(4)	DEUTSCHE BANK AG, LONDON BRANCH, having its registered office at Winchester House, 1 Great Winchester Street, London EC2N 2DB (the “Issuing and Paying Agent” which term shall include any other issuing and paying agent appointed by the Issuers on the terms hereof).

WHEREAS

(A)	The Luxembourg Issuer established a programme (the “Programme”) for the issuance of euro-commercial paper by it in connection with which it has entered into a

(i)	dealer agreement (as amended, supplemented and/or restated from time to time, the “Dealer Agreement”) dated May 8, 2006 and made among the Luxembourg Issuer, the Guarantor and the dealers from time to time party thereto pursuant to which the Luxembourg Issuer may from time to time issue Notes; and

(ii)	issuing and paying agency agreement (the “Original Issuing and Paying Agency Agreement”) dated May 8, 2006 and made among the Luxembourg Issuer, the Guarantor, and the Issuing and Paying Agent.

(B)	The Icelandic Issuer, in a letter dated August 14, 2006, was nominated and became bound by the terms of the Dealer Agreement in order to issue Notes under the Programme, and in connection therewith entered into an amended and restated issuing and paying agency agreement (the “Amended and Restated Issuing and Paying Agency Agreement”) dated September 1, 2006 and made among the Luxembourg Issuer, the Icelandic Issuer, the Guarantor, and the Issuing and Paying Agent.

(C)	The parties to the Dealer Agreement and the U.S. Issuer entered into an amended and restated dealer agreement (as further amended, supplemented and/or restated from time to time, the “Amended and Restated Dealer Agreement”) dated the date hereof and made among the U.S. Issuer, the Luxembourg Issuer, the Icelandic Issuer, the Guarantor and dealers from time to time party thereto (together, the “Dealers” and each a “Dealer”) pursuant to which the U.S. Issuer, the Luxembourg Issuer and the Icelandic Issuer, may from time to time issue Notes.

(D)	The Guarantor has authorised the giving of a guarantee solely in relation to the Notes issued by the Luxembourg Issuer and the Icelandic Issuer and not in relation to Notes issued by the U.S. Issuer (the “Guarantee”).

(E)	The parties hereto wish to amend and restate the Amended and Restated Issuing and Paying Agency Agreement as provided in this Agreement.

(F)	References to the obligations of the Guarantor throughout this Second Amended & Restated Issuing and Paying Agency Agreement, specifically including references in Clauses 5, 9, 10, 12 and 13 to joint and several liability of the Guarantor, shall not be applicable where the Issuer is the U.S. Issuer.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions Capitalised terms used in this Agreement but not defined in this Agreement shall, unless the context requires otherwise, have the meanings given to them in the Amended and Restated Dealer Agreement and the following terms shall have the following meanings:

“Agent” means the Issuing and Paying Agent and any successor or additional agent appointed by the Issuers and/or the Guarantor in accordance with Clause 13 (Changes in Agent);

“Business Day” means, except where the context requires otherwise, a day (other than a Saturday or Sunday) on which:

(i)	in relation to an issue in euro, commercial banks are open for business in the place where the specified office of the Issuing and Paying Agent is located and which is a TARGET Business Day (as defined below), provided that if the Issuing and Paying Agent determines with the agreement of the Issuers and the Guarantor that the market practice in respect of euro denominated internationally offered securities is different from that specified above, the above shall be deemed to be amended so as to comply with such market practice and the Issuing and Paying Agent shall procure that a notice of such amendment is published not less than 15 days prior to the date on which any payment in euro falls due to be made in such manner as the Issuing and Paying Agent may determine; or

(ii)	in relation to an issue in a currency other than euro, commercial banks are open for business in the place where the specified office of the Issuing and Paying Agent is located and (if payment is to be made in a Specified Currency on that day under this Agreement) in the principal financial centre of that Specified Currency; and

(b)	Euroclear and Clearstream, Luxembourg are in operation.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, having its registered office in L-1855 Luxembourg, 42, avenue J.F. Kennedy, registered in the trade register of Luxembourg under number B 9.248 or any successor thereto;

“Common Depositary” means, in relation to any Notes, a depositary common to Euroclear and Clearstream, Luxembourg;

“Conditions” means in respect of the Notes the terms and conditions applicable thereto;

“Deed of Covenant” means (i) in the case of the Luxembourg Issuer, the deed of covenant, dated as of May 8, 2006, executed by the Luxembourg Issuer in respect of Global Notes issued pursuant to this Agreement, as such deed may be amended or supplemented from time to time; (ii) in the case of the Icelandic Issuer, the deed of covenant dated as of September 1, 2006, executed by the Icelandic Issuer in respect of Global Notes issued pursuant to this Agreement, as such deed may be amended or supplemented from time to time; and (iii) in the case of the U.S. Issuer, the deed of covenant dated as of the date hereof , executed by the U.S. Issuer in respect to Global Notes issued pursuant to this Agreement, as such deed may be amended or supplemented from time to time;

“Definitive Note” means a security printed definitive Note in bearer form, and otherwise in a form to be agreed upon from time to time by the relevant Issuer and relevant Dealer;

“Euro” and “€” means the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended; and “Euro Note” means a Note denominated in Euros;

“Euroclear” means Euroclear Bank S.A./N.V. as operator of the Euroclear system or any successor thereto;

“Euroclear France” means Euroclear France S.A. as operator of the Euroclear France clearing system or any successor thereto;

“Global Note” means a Note in global form, representing an issue of promissory notes of a like maturity which may be issued by an Issuer or the Guarantor from time to time pursuant to this Agreement substantially in the form set out in Schedule A;

“GPR” means the Global Programme Reporting System, a secure internet based reporting/confirmation system offered by Deutsche Bank AG, London Branch to its debt programme clients or any successor system offered by Deutsche Bank AG, London Branch;

“Issue Date” means a date on which a Note is, or is to be, issued hereunder as may be agreed by the relevant Issuer or the Guarantor and the relevant Dealer;

“Issuers” mean, collectively, the Luxembourg Issuer, the Icelandic Issuer, and the U.S. Issuer;

“Issuer” means, individually, the Luxembourg Issuer, the Icelandic Issuer, and the U.S. Issuer;

“local time” means, in relation to any payment, the time in the city in which the Issuing and Paying Agent or the relevant branch or office thereof is located;

“Luxembourg Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in Luxembourg;

“Maximum Amount” means US$2,200,000,000 or the equivalent amount denominated in any currency other than U.S. dollars when taken together with the principal amount outstanding from time to time under the Guarantor’s U.S. commercial paper program, as may be increased from time to time pursuant to the Amended and Restated Dealer Agreement;

“Maturity Date” means, in relation to any Note, the date of the maturity of that Note in accordance with its terms;

“Note” means a commercial paper note issued by the relevant Issuer or the Guarantor and purchased or to be purchased by a Dealer under the Amended and Restated Dealer Agreement, in definitive or global form, substantially in the relevant form scheduled hereto or such other form as may be agreed from time to time among the Issuers, the Guarantor and the Issuing and Paying Agent and, unless the context otherwise requires, includes the commercial paper notes represented by the Global Notes;

“specified office” means, in relation to any Agent, the office specified against its name on the signature page hereof or, in the case of an Agent not originally party hereto, specified in its terms of appointment or such other office in the same city or town as such Agent may specify by notice to the Issuers, the Guarantor and the other parties hereto in accordance with Clause 13.8;

“Sterling” and “£” denote the lawful currency of the United Kingdom; and “Sterling Note” means a Note denominated in Sterling;

“TARGET Business Day” means a day on which the Trans–European Automated Real-time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, is open; and

“Yen” and “¥” denote the lawful currency of Japan; and “Yen Note” means a note denominated in Yen.

1.2	Headings Headings shall be ignored in construing this Agreement.

1.3	Contracts References in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time in relation to the Programme and include any document which amends, supplements or replaces them.

1.4	Schedule The Schedules are part of this Agreement and have effect accordingly and terms defined there and not in the main body of this Agreement shall have the meaning given to them there.

1.5	Alternative Clearing System References in this Agreement to Euroclear, Euroclear France and/or Clearstream, Luxembourg shall, as the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the relevant Issuer, the Guarantor and the Issuing and Paying Agent.

1.6	Plurality Words denoting the singular shall include the plural and vice versa.

2.	APPOINTMENT OF THE AGENTS

2.1	The Issuers and the Guarantor hereby appoint Deutsche Bank AG, London Branch, and Deutsche Bank AG, London Branch agrees to act as Issuing and Paying Agent in respect of the Notes in accordance with the terms and conditions set out herein.

2.2	The Issuing and Paying Agent shall have the powers and authorities granted to and conferred upon it by this Agreement and such further powers and authorities to act on behalf of the Issuers and the Guarantor that the Issuers and the Guarantor may grant to it and as are reasonably acceptable to the Issuing and Paying Agent.

2.3	The Issuers and the Guarantor agree that Notes may be completed, issued, authenticated, delivered, kept and generally handled by the Issuing and Paying Agent on the instructions of the relevant Issuer or the Guarantor in the manner contemplated by this Agreement.

2.4	In the case of floating rate interest bearing and Index-Linked Notes, the Issuing and Paying Agent agrees to make the determinations and carry out the other duties ascribed to it as Calculation Agent pursuant to the Conditions of such Notes (including, in the case of Index-Linked Notes, determining the redemption amount of and/or, if applicable, the amount of interest payable on, each such Note in accordance with the redemption calculation thereto) unless (i) (in the case of Index-Linked Notes) the relevant Dealer has agreed with the relevant Issuer or the Guarantor to act as Calculation Agent or (ii) (in any case) the Issuing and Paying Agent has informed the relevant Issuer or the Guarantor that it does not wish to be appointed as Calculation Agent within two Business Days of having been so notified. The Calculation Agent shall as soon as it has made its determination (and in any event, no later than the close of business on the date on which the determination is made) notify the relevant Issuer, the Guarantor and the Issuing and Paying Agent (if other than the Calculation Agent) of the redemption amount and/or if applicable the amount of interest so payable.

2.5	Any reference herein to the “Issuing and Paying Agent” or its “specified office” shall be deemed to include such other agent or office of the Issuing and Paying Agent (as the case may be) as may be appointed or specified from time to time hereunder.

3.	THE NOTES

3.1	Each Note issued hereunder shall be:

(i)	substantially in the relevant form scheduled hereto or, as the case may be, such other form as may be agreed among the relevant Issuer, the Guarantor and the Issuing and Paying Agent from time to time;

(ii)	duly executed manually or in facsimile on behalf of the relevant Issuer or the Guarantor, as the case may be; and

(iii)	authenticated manually or electronically by an authorised signatory of the Issuing and Paying Agent.

3.2	The Issuers, failing whom the Guarantor, shall procure that a sufficient quantity of executed but unauthenticated Notes are at all times available to the Issuing and Paying Agent for the purpose of issue hereunder. The Issuing and Paying Agent shall notify the relevant Issuer or the Guarantor, as the case may be, forthwith on request of the quantity of Notes which are at the date of such request held by it.

3.3	The Issuers or the Guarantor, as the case may be, may use the manual or facsimile signature on any Note of any person who on the date of preparation or printing of such Note was duly authorised to execute such Note on behalf of the relevant Issuer or the Guarantor, as the case may be, notwithstanding that at the date of issue of the relevant Note such person may for any reason (including death) no longer be so authorised. Any Issuer or the Guarantor, as the case may be, may change the name of any person whose manual or facsimile signature is to appear on the Notes to bind such Issuer or the Guarantor, as the case may be, by delivering to the Issuing and Paying Agent, no later than 30 days before the first date on which there are to be issued Notes in respect of which such replacement manual or facsimile signature is to be used, a copy of such replacement signature in such form as the Issuing and Paying Agent may require.

3.4	In the event that a person who has signed any master Global Note or master Definitive Note held by the Issuing and Paying Agent on behalf of an Issuer or the Guarantor, as the case may be, ceases to be authorised, the Issuing and Paying Agent shall (unless such Issuer or the Guarantor, as the case may be, gives notice to the Issuing and Paying Agent that Notes signed by that person do not constitute valid and binding obligations of such Issuer or the Guarantor, as the case may be, or otherwise until replacements have been provided to the Issuing and Paying Agent) continue to have authority to issue any such Notes signed by that person and such Issuer, failing whom the Guarantor, hereby warrants to the Issuing and Paying Agent that such Notes shall be valid and binding obligations of such Issuer or the Guarantor, as the case may be. Promptly upon such person ceasing to be authorised, the relevant Issuer, failing whom the Guarantor, shall provide the Issuing and Paying Agent with replacement master Notes and the Issuing and Paying Agent shall upon receipt of such replacements, cancel and destroy the master Notes held by them which are signed by such person and shall provide to such Issuer or the Guarantor, as the case may be, a certificate of destruction in respect thereof specifying the master Notes so cancelled and destroyed.

4.	ISSUE OF NOTES

4.1

Preconditions to Issue The relevant Issuer, failing whom the Guarantor, shall (i) in the case of Notes to be settled through Euroclear and/or Clearstream, Luxembourg, by no later than 2.00 p.m. (London time) two Business Days prior to the proposed Issue Date, (ii) 12.00 noon (London time) on the proposed Issue Date (in the case of Sterling Definitive Notes); or (iii) in the case of Notes denominated in euros to be settled through Euroclear France, by no later than 12.00 noon (Paris time) on the proposed Issue Date (or such later time or date as may subsequently be agreed between the relevant Issuer, failing whom the Guarantor, and the Issuing and Paying Agent) give to the Issuing and Paying Agent (by fax or through GPR) details of any Notes to be issued by it under this Agreement and all such other information as the Issuing and Paying Agent may require for it to carry out its functions as contemplated by this clause 4.1 and the Issuing and Paying Agent shall thereupon be authorised to complete a Global Note of the appropriate aggregate principal amount of such Notes by inserting in the appropriate place on the face of each Note, inter alia, the dates on which such Note shall be issued and shall mature and otherwise completing and authenticating the same. For the purposes of this clause 4.1, the Issuing and Paying Agent may, if it considers it appropriate in the circumstances, treat a telephone communication from a person who it reasonably believes to have been duly authorised by the relevant Issuer, failing whom the Guarantor, as sufficient instructions and authority from such Issuer or the Guarantor, as the case may be, to act in accordance with the provisions of this clause 4.1, and such Issuer, failing whom the Guarantor, shall confirm such communication in writing no later than the relevant time referred to above or by such later time as may be agreed by the Issuer and the Issuing and Paying Agent. For the avoidance of doubt, when treating a telephone communication as sufficient instructions, the Issuing and Paying Agent shall continue to benefit from all the protections afforded to it under this Agreement.

4.2	Notification If any such Notes as are mentioned in clause 4.1 (Preconditions to Issue) are not to be issued on any Issue Date following the notification in accordance with clause 4.1, the relevant Issuer, failing whom the Guarantor, shall immediately notify the Issuing and Paying Agent (i) in the case of Notes to be settled through Euroclear and/or Clearstream, Luxembourg, by no later than 4.00 p.m. (London time) two Business Days prior to such proposed Issue Date, (ii) 12.00 noon (London time) on the proposed issue date (in the case of Sterling Definitive Notes); or (iii) in the case of Notes to be settled through Euroclear France, by no later than 12.00 noon (Paris time) on the proposed Issue Date. Upon receipt of such notice the Issuing and Paying Agent shall not thereafter issue or release the relevant Notes, but shall cancel and, unless otherwise instructed by the relevant Issuer or the Guarantor, as the case may be, destroy any relevant Note which has been duly completed by it for issue (whether authenticated or not).

4.3

Issue of Definitive Notes and Global Notes Upon notification by telephone or fax from the Dealer who has arranged to purchase or procure the purchase of Notes from the relevant Issuer, failing whom the Guarantor, (such notification to be received in sufficient time to enable delivery to be made as contemplated herein and (i) in the case of Notes to be settled through Euroclear and/or Clearstream, Luxembourg, by no later than 10.00 a.m. (London time) two Business Days prior to the proposed Issue Date (ii) 12.00 noon (London time) on the proposed Issue Date (in the case of Sterling Definitive Notes), or (iii) in the case of Notes denominated in euros to be settled through Euroclear France, by no later than 12.00 noon (Paris time) on, the relevant Issue Date, or such later time as may be agreed between the Issuing and Paying Agent and the relevant Dealer), substantially in the form set out in Schedule A of this Agreement with respect to Global Notes or in a form to be agreed upon from time to time by the relevant Issuer and relevant Dealer with respect to Definitive Notes, that payment by it to such Issuer or the Guarantor, as the case may be, of the purchase price of any Note has been or will be duly made and (if applicable) of details of the securities account hereinafter referred to, the Issuing and Paying Agent shall deliver duly authenticated Notes (i) in the case of Notes to be cleared through Euroclear and/or Clearstream, Luxembourg or any other clearing system other than Euroclear France, deliver such Note on the Business Day immediately preceding its issue date to or to the order of Euroclear and/or Clearstream, Luxembourg (which may be by delivery to the Common

Depositary) and/or such other clearing system, for credit on the issue date of such Note to such securities account as shall have been notified to it; or (ii) in the case of Notes to be cleared through Euroclear France, deliver such Note by 1.30 p.m. (Paris time) on the proposed issue date to or to the order of Euroclear France (which may be by delivery to the sub-depositary to the Common Depositary) for credit on the issue date of such Note to such securities account as shall have been notified to it; or (iii) if no such details are given, or, in the case of Sterling Definitive Notes, make the same available on its issue date for collection at its specified office in London. The foregoing obligation is subject to the Issuing and Paying Agent not having received a notice in accordance with the provisions of clause 4.2 (Notification).

4.4	Instructions to Clearing System The Issuing and Paying Agent shall (if applicable) give instructions to the relevant clearing system to credit the Notes to the Issuing and Paying Agent’s distribution account. Each Note credited to the Issuing and Paying Agent’s distribution account with the relevant clearing system following the delivery of the Notes in accordance with Clause 4.3 above shall be held to the order of the relevant Issuer or the Guarantor, as the case may be, pending delivery to the relevant Dealer on a delivery against payment basis in accordance with the normal procedures of the relevant clearing system. The Issuing and Paying Agent shall on the issue date and against receipt of funds from the relevant Dealer transfer the proceeds of issue to the relevant Issuer or the Guarantor, as the case may be, to the relevant account notified by such Issuer or the Guarantor, as the case may be, to the Issuing and Paying Agent in accordance with Clause 4.1 above.

4.5	Defaulted Note If on the issue date the relevant Dealer does not pay the subscription price due from it in respect of any Note (the “Defaulted Note”) and as a result the Defaulted Note remains in the Issuing and Paying Agent’s distribution account with the relevant clearing system after the issue date (rather than being credited to the Dealer’s account against payment), the Issuing and Paying Agent will continue to hold the Defaulted Note to the order of the relevant Issuer or the Guarantor, as the case may be.

4.6	Delivery of Definitive Notes Each Issuer and the Guarantor, as the case may be, hereby authorise and instruct the Issuing and Paying Agent to complete, authenticate and deliver on its behalf Definitive Notes in accordance with the terms of any Global Note presented to the Issuing and Paying Agent for exchange in whole (but not in part only).

4.7	Prior Notice The Issuers, failing whom the Guarantor, will give at least 10 days’ prior written notice to the Issuing and Paying Agent of a change in the Maximum Amount of Notes which may be issued under the Amended and Restated Dealer Agreement.

4.8	Notification of Change of Appointment of Dealer The Issuers, failing whom the Guarantor, will promptly notify the Issuing and Paying Agent of the appointment, resignation, or termination of the appointment of any Dealer under the Amended and Restated Dealer Agreement. If the notification is in respect of the appointment of a new Dealer, the relevant Issuer, failing whom the Guarantor, will notify the Issuing and Paying Agent two business days prior to the issue of any Notes.

4.9	Advance Payment If the Issuing and Paying Agent pays an amount (the “Advance”) to an Issuer or the Guarantor, as the case may be, on the basis that a payment (the “Payment”) has been, or will be, received from any Dealer or any other person, and if the Payment has not been, or is not, received by the Issuing and Paying Agent on the date the Issuing and Paying Agent pays the Advance to such Issuer, such Issuer, failing whom the Guarantor, shall on demand reimburse the Issuing and Paying Agent the Advance and pay interest thereon from (and including) the date on which it is paid out to (but excluding) the earlier of the date of reimbursement of the Advance in full or receipt by the Issuing and Paying Agent of the Advance in full at the rate per annum equal to the cost to the Issuing and Paying Agent of funding such Advance plus one percent per annum as certified by the Issuing and Paying Agent to such Issuer or the Guarantor, as the case may be. Such interest shall accrue daily. For the avoidance of doubt, the Issuing and Paying Agent shall not be obliged to pay any Advance to an Issuer or the Guarantor, as the case may be, if it has not received confirmation satisfactory to it that it is to receive a Payment from the relevant person.

4.10	Particulars of Notes To the extent such information is not available to the relevant Issuer or the Guarantor, as the case may be, through GPR and upon the request of such Issuer or the Guarantor, as the case may be, as soon as practicable after the date of issue of any Notes, the Issuing and Paying Agent shall deliver to such Issuer or the Guarantor, as the case may be, particulars of (a) the number and aggregate principal amount of the Notes completed, authenticated and delivered by it, or made available by it for collection, on such date, (b) the issue date and the maturity date of such Notes and (c) the series and serial numbers of all such Notes (if requested).

4.11	Notifications and Filings with Central Bank or Regulatory Authority The Issuers, failing whom the Guarantor, hereby authorise and instruct the Issuing and Paying Agent to make all necessary notifications to and filings with any relevant central bank or regulatory authority, including the Bank of England (in respect of Sterling Notes), and the Japanese Ministry of Finance (in respect of Yen Notes).

4.12	Agent as Banker

(a)	The Issuing and Paying Agent shall be entitled to deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that:

(i)	It shall not be entitled to exercise any lien, right of set off or similar claim in respect thereof; and

(ii)	It shall not be liable to any person for interest on any sums held by it under this Agreement

(b)	No money held by the Issuing and Paying Agent need be segregated except as required by law.

5.	PAYMENTS

5.1

Payment to Issuing and Paying Agent The relevant Issuer and the Guarantor (jointly and severally) undertake in respect of each Note issued by such Issuer, failing whom the Guarantor, to pay, in the currency in which such Note is denominated, not later than 10.00 am in the jurisdiction in which the account is located on the maturity date (or by such earlier time as may be determined by the Issuing and Paying Agent in accordance with the final sentence of this Clause 5.1) or any relevant interest payment date of each Note, an amount sufficient to pay the full amount payable on such date by way of principal interest or otherwise in respect thereof:

(a)	in the case of Sterling Notes, by transfer of same day value Sterling funds to such account of the Issuing and Paying Agent at such bank in London as the Issuing and Paying Agent may from time to time designate for the purpose;

(b)	in the case of Euro Notes, by transfer of same day value Euro funds to such account of the Issuing and Paying Agent as the Issuing and Paying Agent may from time to time designate for the purpose; and

(c)	in the case of Notes denominated in any other currency, by transfer of immediately available and freely transferable funds in such other currency to such account of the Issuing and Paying Agent at such bank in the principal financial centre for such other currency as the Issuing and Paying Agent may from time to time designate for the purpose, or, in each case, by such other form of transfer as may be agreed between such Issuer, failing whom the Guarantor, and the Issuing and Paying Agent. If the Issuing and Paying Agent determines in its absolute discretion that the payment in accordance with this Clause 5.1 is required to be made earlier, it will provide to the relevant Issuer or the Guarantor, as the case may be, not less than 30 days prior notice in writing of such requirement.

5.2	Preadvice of Payment The relevant Issuer and/or the Guarantor shall ensure that no later than 12.00 noon (local time) on the second Business Day preceding the date on which any payment is to be made to the Issuing and Paying Agent pursuant to clause 5.1 (Payment to the Issuing and Paying Agent), the Issuing and Paying Agent shall receive confirmation that it has issued an irrevocable instruction for payment of such amount to be made to the Issuing and Paying Agent, to include confirmation of the relevant account details, the amount to be paid and the value date for such payment.

5.3	Late Payment If the Issuing and Paying Agent has not received the full amount payable in respect of any Note on its Maturity Date or the relevant interest payment date but receives, or is satisfied that it will receive, the full amount later, it may, in its sole discretion and in respect of which it is under no obligation, as paying agent of the relevant Issuer or the Guarantor, as the case may be, pay on behalf of such Issuer or the Guarantor, as the case may be, on or after each due date for payment the amount due to be paid on surrender or presentation of the Notes in accordance with their terms.

If the Issuing and Paying Agent makes such payment on behalf of an Issuer and/or the Guarantor under this clause 5.3 at a time when it has not received payment in full in respect of the relevant Notes in accordance with clause 5.1 (Payment to the Issuing and Paying Agent) (the excess of the amounts so paid over the amounts so received being the “Shortfall”), such Issuer and/or the Guarantor shall be liable on demand by the Issuing and Paying Agent to pay to the Issuing and Paying Agent the Shortfall plus interest (at a rate quoted at that time by the Issuing and Paying Agent as its cost of funding the Shortfall (plus one per cent. per annum) as certified by the Issuing and Paying Agent to such Issuer and the Guarantor. Such interest shall accrue daily.

5.4	Payments by the Issuing and Paying Agent

(a)	The Issuers and the Guarantor hereby authorise and direct the Issuing and Paying Agent to make all payments on the Notes presented to the Issuing and Paying Agent to the holder or holders of those Notes in accordance with the Notes and this Agreement from the amount paid to it under Clause 5 (Payments).

(b)	The Issuing and Paying Agent undertakes to make such payments provided that it has identified that it has previously received actual payment from an Issuer and/or the Guarantor under clause 5.1 (Payment to the Issuing and Paying Agent).

(c)	If for any reason the Issuing and Paying Agent considers that the amounts to be received under Clause 5.1 (Payment to the Issuing and Paying Agent) will be, or the amounts actually received are, insufficient to satisfy all claims in respect of all payments the Issuing and Paying Agent shall not be obliged to pay any such claims until it has received the full amount of all payments.

5.5	Partial Payment If at any time the Issuing and Paying Agent makes a partial payment in respect of any Note presented to it, it shall (at the expense of the relevant Issuer and/or the Guarantor) procure that a statement indicating the date and amount of such payment is written or stamped on the face of such Note and shall forthwith notify the relevant Issuer, or the Guarantor, as the case may be, thereof.

5.6	Payments to holders of the Notes shall not be made to an address or a bank account maintained within the United States or its possessions; the Notes may not be presented for payment within the United States or its possessions; and demand for payments under the Notes may not be made within the United States or its possessions.

6.	ISSUE OF REPLACEMENT NOTES

6.1	Replacement The Issuing and Paying Agent shall, on receipt of written request, issue and authenticate any replacement Notes in place of Notes which have been lost, stolen, mutilated, defaced or destroyed. The relevant Issuer, failing whom the Guarantor, shall provide the Issuing and Paying Agent with sufficient executed but uncompleted and unauthenticated Notes for such purpose.

6.2	Pre-conditions to Issue of Replacement Notes The Issuing and Paying Agent shall not issue, complete or authenticate any replacement Note unless and until the applicant therefor shall have:

(a)	paid such costs as may be incurred by the relevant Issuer, the Guarantor and the Issuing and Paying Agent;

(b)	furnished such Issuer or the Guarantor, as the case may be, and the Issuing and Paying Agent with the series number and denomination of any Note lost or stolen along with such evidence and indemnity as such Issuer, the Guarantor and the Issuing and Paying Agent may require; and

(c)	surrendered any mutilated or defaced Notes.

Replacement Notes shall be delivered to Euroclear, Euroclear France or Clearstream, Luxembourg as applicable for credit to such account as the applicant may require or, at the option and expense of such applicant, to such other account or in such other manner as such applicant may direct.

6.3	Cancellation The Issuing and Paying Agent shall cancel and, unless otherwise instructed by the relevant Issuer or the Guarantor, as the case may be, destroy any mutilated or defaced Notes replaced and shall inform such Issuer or the Guarantor, as the case may be, and (if applicable) any other Agents of the certificate numbers, denominations, Issue Dates and Maturity Dates of any replacement Notes issued and the certificate numbers (if known), denominations, Issue Dates and Maturity Dates of the replaced Notes and of the dates of their cancellation and destruction.

6.4	Arrangements as to Replacements The relevant Issuer or the Guarantor, as the case may be, may from time to time with the approval, where appropriate, of the Issuing and Paying Agent (such approval not to be unreasonably withheld) make arrangements as to the replacement of Notes which shall have been lost, stolen, mutilated, defaced or destroyed, and the forms and evidence to be provided (including (without limitation) arrangements as to evidence of title, costs, delivery and indemnity). All such replacements will be made subject to such arrangements.

7.	CANCELLATION, DESTRUCTION, RECORDS AND SAFEKEEPING

7.1	Cancellation All Notes which mature and are paid in full shall be cancelled forthwith by the Issuing and Paying Agent. The Issuing and Paying Agent shall, unless the relevant Issuer or the Guarantor otherwise directs, destroy the cancelled Notes, and as soon as reasonably practicable after each Maturity Date if so requested, furnish such Issuer and the Guarantor with particulars of the aggregate principal amount of the Notes which have been destroyed since the last certification so furnished and the series and certificate numbers of all such destroyed Notes.

7.2	Records The Issuing and Paying Agent shall keep and make available at all reasonable times to the Issuers and the Guarantor a full and complete record of all Notes and of their issue, payment, replacement, cancellation and destruction and, in the case of Global Notes, their exchange for Definitive Notes but the Issuing and Paying Agent shall have no liability for any failure to comply herewith if the information required to be provided to it has not been provided by the Issuers or the Guarantor.

7.3	Safekeeping The Issuing and Paying Agent shall maintain in safekeeping all forms of Notes delivered to and held by it hereunder and shall ensure that the same are only completed, authenticated and delivered or made available in accordance with the terms hereof.

7.4	Inspection The Issuing and Paying Agent shall, upon reasonable prior notice, make available for inspection during its normal office hours at its specified office copies of this Agreement, the Guarantee and the Deed of Covenant. The Deed of Covenant will be held by the Issuing and Paying Agent on behalf of the persons having rights thereunder as provided therein.

8.	APPOINTMENT AND DUTIES OF THE CALCULATION AGENT

8.1	Appointment If a relevant Issuer, failing whom the Guarantor, issues Index Linked Notes and such Issuer and the Guarantor appoint the Issuing and Paying Agent as the Calculation Agent with respect thereto pursuant to Clause 2.6.2 of the Amended and Restated Dealer Agreement, the Issuing and Paying Agent may accept such appointment subject to the terms and conditions of this Clause 8.

8.2	General Duty If the Issuing and Paying Agent accepts its appointment as Calculation Agent in relation to such Notes, then it agrees to comply with the provisions of this Agreement and the relevant Notes. The Issuing and Paying Agent acknowledges and agrees that it may be appointed as Calculation Agent in respect of each issue of Index Linked Notes unless the Dealer (or one of the Dealers) through whom such Notes are issued has agreed with the relevant Issuer and the Guarantor to act as Calculation Agent or such Issuer and Guarantor otherwise agrees to appoint another institution as Calculation Agent.

8.3	Redemption Amount The Calculation Agent shall in respect of each issue of Index Linked Notes in relation to which it is appointed as such, determine the redemption amount of, and/or, if applicable, the amount of interest payable on, each Index Linked Note in accordance with the redemption calculation applicable thereto. The Calculation Agent shall as soon as it has made its determination as provided for in this Clause 8.3 above (and, in any event, no later than the close of business on the date on which the determination is made) notify the relevant Issuer, the Guarantor and the Issuing and Paying Agent (if other than the Calculation Agent) of the redemption amount and/or, if applicable the amount of interest so payable

9.	FEES AND EXPENSES

9.1	Fees The Issuers and the Guarantor (jointly and severally) undertake to pay such fees and expenses in respect of the Issuing and Paying Agent’s services under this Agreement as are set out in a letter in the case of the Luxembourg Issuer, dated May 8, 2006, and in the case of the Icelandic Issuer, of even date herewith from the Issuing and Paying Agent to the Issuers and the Guarantor, and countersigned by the Issuers and the Guarantor at the time and in accordance with the manner stated therein.

9.2	Stamp, registration and other taxes and duties Each relevant Issuer and the Guarantor (jointly and severally) undertake to pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) to which this Agreement or the issue of any Notes by such Issuer may be subject.

9.3	Expenses Each Issuer and the Guarantor (jointly and severally) undertake to pay on demand all out-of-pocket expenses (including without limitation legal, advertising and postage expenses) properly incurred by the Agent in connection with its services under this Agreement.

9.4	No deduction or withholding All payments by the Issuers and the Guarantor under this clause shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the relevant Issuer and the Guarantor shall pay such additional amounts as will result in receipt by the Issuing and Paying Agent of such amounts as would have been received by it if no such withholdings had been required.

10.	INDEMNITY

10.1	By Issuers and Guarantor Each relevant Issuer and the Guarantor (jointly and severally) shall indemnify the Issuing and Paying Agent for an amount equal to any loss, liability, cost, tax (including stamp duty) claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that the Issuing and Paying Agent or any of its directors, officers, employees, agents and controlling persons may incur arising out of or in relation to or in connection with its appointment or the exercise of its functions hereunder, except such as may result from a breach by it of this Agreement or its own negligence, bad faith or wilful default or that of its directors, officers, employees, agents or controlling persons.

10.2	By Issuing and Paying Agent and the Calculation Agent The Issuing and Paying Agent and the Calculation Agent shall severally indemnify each Issuer and the Guarantor for an amount equal to any loss, liability, cost, tax (including stamp duty) claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that an Issuer, the Guarantor or any of the directors, officers, employees, agents and controlling persons of such Issuer or the Guarantor may incur as a result of the breach by the Issuing and Paying Agent of this Agreement or the Issuing and Paying Agent’s negligence, bad faith or wilful default or that of its directors, officers, employees, agents or controlling persons.

10.3	Survival The indemnities contained in this clause 10 shall survive the termination or expiry of this Agreement.

11.	LIMITATION OF LIABILITY

The Issuing and Paying Agent shall not be liable for any loss caused by events beyond the Issuing and Paying Agent’s reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or events of force majeure. Nothing in this Agreement limits or excludes a party’s liability: (i) for fraud or wilful default; or (ii) for death or personal injury caused by its negligence.

12.	TERMS OF APPOINTMENT

12.1	Delivery of Documents Prior to the first issue of the Notes hereunder by an Issuer, such Issuer and the Guarantor shall supply to the Issuing and Paying Agent copies of all conditions precedent documents required to be delivered pursuant to the Amended and Restated Dealer Agreement. Each Issuer and the Guarantor shall provide the Issuing and Paying Agent with a copy of the certified list of persons authorised to take action on behalf of such Issuer or the Guarantor in connection with this Agreement and shall notify the Issuing and Paying Agent immediately in writing if any such person ceases to be so authorised or if any additional person becomes so authorised.

12.2	No Agency or Trust The Issuing and Paying Agent shall act solely as agent of the Issuers and the Guarantor and shall not have any obligation towards or relationship of agency or trust with the holder of any Notes. The Issuing and Paying Agent shall only be responsible for performance of the duties and obligations imposed on it under this Agreement and the Conditions and shall have no implied duties or obligations.

12.3	No Expense The Issuing and Paying Agent is not under any obligation to take any action under this Agreement which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it.

12.4	Holder to be Treated as Owner Except as ordered by a court of competent jurisdiction or as required by law, and notwithstanding any notice to the contrary, the relevant Issuer, the Guarantor and the Issuing and Paying Agent shall be entitled to treat the bearer or holder of any Note as the absolute owner thereof for all purposes and shall not be required to obtain any proof thereof or as to the identity of the bearer or holder.

12.5	Consultation The Issuing and Paying Agent may consult on any matter with any legal or other professional advisers selected by it, who may be an employee of or adviser to an Issuer or the Guarantor and the Issuing and Paying Agent shall not be liable in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion. Each Issuer and the Guarantor (jointly and severally) agree to reimburse the Issuing and Paying Agent for all expenses incurred in connection with such legal or other professional advisers.

12.6	Reliance on Documents The Issuing and Paying Agent shall not be liable in respect of anything done or omitted to be done or suffered by it in reliance on a Note, notice, direction, consent, certificate, affidavit, statement or other document or information from any electronic or other source reasonably believed by it to be genuine and to have been signed or otherwise given or disseminated by the proper parties.

12.7	Purchase of Notes The Issuing and Paying Agent and its affiliates, directors, officers, controlling persons and employees, whether or not acting for itself, may become the owners of, or acquire, hold or dispose of any Note or other security (or any interest therein) of any Issuer, the Guarantor or any other person, with the same rights as any other owner or holder of such Notes or other securities, and may enter into or be interested in any contract or transaction with any such person, and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any such person, in each case with the same rights as it would have had if it was not the Issuing and Paying Agent hereunder and need not account for any profit resulting therefrom; provided, however, that none of the Issuing and Paying Agent and its affiliates, directors, officers, controlling persons, employees (and any person on behalf of which any of the foregoing persons is acting) may acquire, hold or dispose of any Notes (or any interest therein) if such person is a “United States person,” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

12.8	Each relevant Issuer and the Guarantor (jointly and severally) will pay all stamp duties and other documentary taxes (including any penalties and interest), if any, to which this Agreement or any Notes may be subject and will indemnify and hold harmless the Issuing and Paying Agent on demand from all liabilities arising from any failure to pay, or delay in paying, such duty or taxes.

12.9	Agent shall not exercise any right of set-off or lien against the Issuers, the Guarantor or any holder of any Note in respect of any moneys payable to or by it under this Agreement.

13.	CHANGES IN AGENT

13.1	Resignation The Issuing and Paying Agent may resign its appointment as the agent of an Issuer and/or the Guarantor hereunder in relation to the Notes issued by such Issuer by giving at least 30 days’ notice to that effect to such Issuer and the Guarantor.

13.2	Appointment and Termination An Issuer and the Guarantor (acting together) may at any time (and shall where necessary to comply with the provisions of any Notes) appoint substitute or additional agents and/or terminate the appointment of any Agent in relation to the Notes issued by such Issuer by giving to the Issuing and Paying Agent and that Agent at least 30 days’ notice to that effect and shall forthwith notify the other parties hereto thereof, whereupon the substitute or additional agents shall, as applicable, thereafter have the same rights and obligations as afforded to the Issuing and Paying Agent under this Agreement.

13.3	Automatic Termination The appointment of the Issuing and Paying Agent or any additional Agent appointed pursuant to clause 13.2 shall terminate forthwith if any of the following events or circumstances occur or arise, namely:

(a)	such Agent is adjudged bankrupt or insolvent;

(b)	such Agent files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof;

(c)	a resolution is passed or an order is made for the winding-up or dissolution of such Agent;

(d)	a receiver, administrator or other similar official of such Agent or of all or any substantial part of its property is appointed;

(e)	an order of any court is entered approving any petition filed by or against such Agent under the provisions of any applicable bankruptcy or insolvency law; or

(f)	any public officer takes charge or control of such Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

In these circumstances the Issuers and the Guarantor will appoint a replacement Agent and give notice of this appointment to the holder of any Note as soon as practicable in accordance with the Conditions.

13.4	Condition to Resignation and Termination No resignation or (subject to clause 13.3 (Automatic Termination)) termination of the appointment of the Issuing and Paying Agent shall take effect until a new Issuing and Paying Agent (which shall be any reputable and experienced bank or financial institution ) has been appointed.

13.5	Appointment of Bank or Financial Institution If the Issuing and Paying Agent gives notice of its resignation in accordance with clause 13.1 (Resignation), and a replacement Issuing and Paying Agent is required and by the tenth day before the expiration of such notice such replacement has not been appointed by the relevant Issuer and the Guarantor, then the Issuing and Paying Agent may, itself, appoint on behalf of such Issuer and the Guarantor as its replacement any reputable and experienced bank or financial institution. Immediately following such appointment, such Agent shall give notice of such appointment to the relevant Issuer and the Guarantor, whereupon the parties hereto and such replacement agent shall thereafter have the same rights and obligations among them as would have been the case had they then entered into an agreement in the form mutatis mutandis of this Agreement.

13.6	Delivery of Documents Upon any resignation or revocation becoming effective under this clause 13 (Changes in Agents), the Issuing and Paying Agent shall:

(i)	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to and bound by the provisions of clause 10 (Indemnity);

(ii)	in the case of the Issuing and Paying Agent, deliver to the relevant Issuer and the Guarantor and to the successor Issuing and Paying Agent a copy, certified as true and up-to-date by an officer of the Issuing and Paying Agent, of the records maintained by it in accordance with clause 7 (Cancellation, Destruction, Records, and Safekeeping); and

(iii)	forthwith (upon payment to it of any amount due to it in accordance with Clause 9 (Fees and Expenses) and clause 10 (Indemnity) transfer all moneys and documents (including any unissued Global Notes and Definitive Notes held by it hereunder) to its successor in that capacity and, upon appropriate notice, provide reasonable assistance to such successor for the discharge by it of its duties and responsibilities hereunder.

13.7	Successor Corporations A corporation into which the Issuing and Paying Agent may be merged or converted or with which it is consolidated that results from a merger, conversion or consolidation to which it is a party or to which it sells all or substantially all of its corporate trust assets shall, to the extent permitted by applicable law, be the successor Issuing and Paying Agent under this Agreement without any further formality. The Issuing and Paying Agent concerned shall forthwith notify such an event to the Issuers and the Guarantor.

13.8	Change of Office If the Issuing and Paying Agent decides to change its specified office in a city it shall promptly give notice to the Issuers and the Guarantor (with a copy to other Agents if applicable) of the address of the new specified office stating the date on which such change takes effect.

13.9	Benefit to Predecessor Upon the resignation or removal of the Issuing and Paying Agent becoming effective, clause 10 (Indemnity) and clause 12 (Terms of Appointment) shall continue to benefit the predecessor Issuing and Paying Agent for any action taken or not taken by it while it was the Issuing and Paying Agent under this Agreement.

13.10	Notices The relevant Issuer or the Guarantor shall give holders of Notes at least 30 days’ notice of any proposed appointment, termination, resignation or change under clause 13.1 (Resignation) through clause 13.5 (Appointment of Bank or Financial Institution) and clause 13.8 (Change of Office) of which it is aware and, as soon as practicable, notice of any succession under clause 13.7 (Successor Corporations) of which it is aware. Each Issuer or the Guarantor shall give holders of Notes as soon as practicable, notice of any termination under clause 13.3 (Automatic Termination) of which it is aware.

13.11	Publication The Issuing and Paying Agent will, at the direction and expense of the Issuer and the Guarantor (jointly and severally) arrange for publication of all notices to the holder of any Note issued by such Issuer on behalf of such Issuer or the Guarantor. The Issuer or the Guarantor will provide the Issuing and Paying Agent with details of any such notices at least 5 business days prior to the latest date on which such Issuer or Guarantor is to give notice to the holder of any Note in accordance with the Conditions, or as otherwise may be agreed between such Issuer, the Guarantor and the Issuing and Paying Agent.

14.	ADDITION OF NEW ISSUER

The Guarantor may, with the Issuing and Paying Agent’s prior consent, at any time and from time to time add one or more new Issuers under this Agreement provided that such new Issuer so notifies the Issuing and Paying Agent in writing and provides to the Issuing and Paying Agent not less than fifteen business days prior to the first issue of Notes by the new Issuer (a) a copy of the written notice provided by the new Issuer and Guarantor to the Dealer or Dealers, as the case may be, in accordance with Clause 7 of the Amended and Restated Dealer Agreement; (b) a supplemental information memorandum; and (c) the new Issuer’s written agreement to be bound by the terms of Amended and Restated Dealer Agreement and this Agreement in form and substance satisfactory to the Issuing and Paying Agent. The Guarantor shall procure that the new Issuer shall comply with and discharge its obligations under the Amended and Restated Dealer Agreement, this Agreement and the Notes issued by it.

15.	MODIFICATION

This Agreement may only be amended by the parties hereto for the time being in writing.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on different counterparts each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same agreement.

17.	SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

18.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

19.	GOVERNING LAW, SUBMISSION TO JURISDICTION AND AGENT FOR SERVICE OF PROCESS

19.1	Governing Law This Agreement is governed by, and shall be construed in accordance with, English law.

19.2	Submission to Jurisdiction In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), the Issuers and the Guarantor irrevocably submits to the jurisdiction of the High Court of Justice in England and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the Issuing and Paying Agent and shall not affect the right of the Issuing and Paying Agent to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Issuing and Paying Agent from taking Proceedings in any other jurisdiction (whether concurrently or not).

19.3	Agent for Service of Process The Issuers and the Guarantor agree that process in connection with Proceedings in the courts of England will be validly served on it if served upon, Veeder-Root Finance Company at Hydrex House Garden Road Richmond, Surrey TW9 4NR United Kingdom, Attention Keith Ward, Manager, Corporate Finance or Phil Whitehead, Vice President as its agent to accept service of process in any proceedings. If for any reason such agent shall cease to be such agent for service of process or ceases to maintain an office in Surrey, the Issuers, failing whom the Guarantor, shall forthwith appoint a substitute agent for service of process in England and deliver to the Issuing and Paying Agent a copy of the new agent’s acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

20.	NOTICES

20.1	Method Each communication under this Agreement shall be made in the English language or shall be accompanied by a certified English translation and shall be made by fax, letter, or GPR. Each communication or document to be delivered by fax or by letter to any party under this Agreement shall be sent to that party at the fax number or address, and marked for the attention of the person (if any), from time to time designated by that party to the Issuing and Paying Agent (or, in the case of the Issuing and Paying Agent, by it to each other party) for the purpose of this Agreement. The initial telephone number, fax number, address and person so designated by the parties to this Agreement are set out on the signatory page hereto.

20.2	Deemed Receipt Any communication from any party to any other party under this Agreement shall be effective (if by fax), when good receipt is confirmed by the recipient following enquiry by the sender and (if by letter) when delivered, except that a communication received outside normal business hours shall be deemed to be received on the next business day in the city in which the recipient is located.

This Agreement has been entered into on the date stated at the beginning.

SIGNATORIES

The Luxembourg Issuer

DANAHER EUROPEAN FINANCE S.A.

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Director

Address:	23,avenue Monterey
L-2086 Luxembourg
Luxembourg

Telephone:	+352 46 61 11 37 53
Fax:	+352 46 61 11 37 10
Contact:	Director

With a copy to:

Address:	2099 Pennsylvania Avenue, N.W.
12th Floor
Washington, D.C. 20006
Telephone:	(202) 828 0850
Fax:	(202) 828 0860
Attention:	Vice President and Treasurer

(The rest of page intentionally left blank)

The Icelandic Issuer

DANAHER EUROPEAN FINANCE COMPANY EHF

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Director

Address:	Storhofdi 23
Reykjavik, 110, Iceland

Telephone:	+354 580 3450
Fax:	+1 202 828 0860
Contact:	The Treasurer

With a copy to:

Address:	2099 Pennsylvania Avenue, N.W.
12th Floor
Washington, D.C. 20006
Telephone:	(202) 828 0850
Fax:	(202) 828 0860
Attention:	Vice President and Treasurer

The U.S. Issuer and Guarantor of the Luxembourg Issuer and Icelandic Issuer

DANAHER CORPORATION

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Vice President & Treasurer

Address:	2099 Pennsylvania Avenue, N.W.
12th Floor
Washington, D.C. 20006
Telephone:	(202) 828 0850
Fax:	(202) 828 0860
Electronic Mail:
Attention:	Vice President and Treasurer

The Issuing and Paying Agent

DEUTSCHE BANK AG, LONDON BRANCH		DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Alan Corderoy	By:	/s/ R. Bebb
Name:	Alan Corderoy	Name:	R. Bebb
Title:	Vice President	Title:	Vice President

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB
Fax:	+44 20 7547 5782
Attention:	Trust & Securities Services

Schedule A

FORM OF MULTICURRENCY GLOBAL NOTE

Set out below is the form of multicurrency global note for the Programme. Forms of multicurrency and sterling definitive note are available upon request from the Issue and Paying Agent, upon reasonable notice.

The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Any United States person who holds this note or any Note covered hereby will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). By accepting this Note or any Note covered hereby, the holder represents and warrants that it is not a United States person (other than an exempt recipient described in section 6049(b)(4) of the Code and regulations thereunder) and that is not acting for or on behalf of a United States person (other than an exempt recipient described in section 6049(b)(4) of the Code and regulations thereunder). Terms used in this paragraph have the meanings given to them by the applicable provisions of the Code and the regulations thereunder.

[DANAHER EUROPEAN FINANCE S.A.] / [DANAHER EUROPEAN FINANCE COMPANY

EHF] / [DANAHER CORPORATION]

(incorporated under the laws of [Luxembourg]/[Iceland]/[the State of Delaware])

[guaranteed by

DANAHER CORPORATION

(incorporated under the laws of the State of Delaware)]1

No: ______________________________________	Series No.: _____________________________________
Issued in London on: ________________________	Maturity Date: __________________________________
Specified Currency: _________________________	Denomination: __________________________________
Nominal Amount: ___________________________	Reference Rate: LIBOR/EURIBOR[2]
(words and figures if a Sterling Note)
Calculation Agent:[3]__________________________

Fixed Interest Rate:[4] _______________%per annum	Margin:[5] _____________________________________%

Calculation Agent:[6] __________________________	Interest Payment Dates:[6] __________________________
(Interest)

1.	For value received, [DANAHER EUROPEAN FINANCE S.A.]/[DANAHER EUROPEAN FINANCE COMPANY EHF]/[DANAHER CORPORATION] (the “Issuer”) promises to pay to the bearer of this Global Note on the above-mentioned Maturity Date:

[1]	Delete if the Issuer is Danaher Corporation.
[2]	Delete as appropriate. The reference rate will be LIBOR unless this Global Note is denominated in euro and the Issuer and the relevant Dealer agree that the reference rate should be EURIBOR.
[3]	Complete for index-linked Notes only.
[4]	Complete for fixed rate interest bearing Notes only.
[5]	Complete for floating rate interest bearing Notes only.
[6]	Complete for floating rate interest bearing Notes only.
[6]	Complete for interest bearing Notes.

(a)	the above-mentioned Nominal Amount; or

(b)	if this Global Note is index-linked, an amount (representing either principal or interest) to be calculated by the Calculation Agent named above, in accordance with the redemption or interest calculation, a copy of which is attached to this Global Note and/or is available for inspection at the offices of the Issuing and Paying Agent referred to below, together with interest thereon at the rate and at the times (if any) specified herein.

All such payments shall be made in accordance with a second amended and restated issuing and paying agency agreement dated 23 May 2007 among the Issuer, [Danaher European Finance S.A./Danaher European Finance Company ehf/Danaher Corporation] and the issuing and paying agent referred to therein, a copy of which is available for inspection at the offices of Deutsche Bank AG, London Branch (as further amended, supplemented and/or restated from time to time, the “Issuing and Paying Agent”) at Winchester House, 1 Great Winchester Street, London EC2N 2DB, and subject to and in accordance with the terms and conditions set forth below. All such payments shall be made upon presentation and surrender of this Global Note at the offices of the Issuing and Paying Agent referred to above by transfer to an account denominated in the above-mentioned Specified Currency maintained by the bearer in the principal financial centre in the country of that currency or, in the case of a Global Note denominated in euro, by euro cheque drawn on, or by transfer to a euro account (or any other account to which euro may be credited or transferred) maintained by the payee with, a bank in the principal financial centre of any member state of the European Union. If European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 is brought into force, the Issuer [and the Guarantor] will ensure that [they/it] maintain[s] an issuing and paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to such Directive or any law implementing or complying with, or introduced to conform to, such Directive. Notwithstanding the foregoing, payments to the bearer of this Global Note shall not be made to an address or a bank account maintained within the United States or its possessions, the Notes may not be presented for payment within the United States or its possessions, and demand for payments under the Notes may not be made within the United States or its possessions.

2.	This Global Note is issued in representation of an issue of Notes in the above-mentioned aggregate Nominal Amount.

3.	All payments in respect of this Global Note by or on behalf of the Issuer shall be made without set-off, counterclaim, fees, liabilities or similar deductions and free and clear of, and without deduction or withholding for or on account of, taxes, levies, duties, assessments or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the [jurisdiction of the Issuer or] the United States or any political subdivision or taxing authority [of/thereof] or [in any of the foregoing/therein] (“Taxes”). If the Issuer or any agent thereof is required by law or regulation to make any deduction or withholding for or on account of Taxes, the Issuer shall, to the extent permitted by applicable law or regulation, pay such additional amounts as shall be necessary in order that the net amounts received by the bearer of this Global Note after such deduction or withholding shall equal the amount which would have been receivable hereunder in the absence of such deduction or withholding, except that no such additional amounts shall be payable where this Global Note is presented for payment:

(a)	by or on behalf of a holder which is liable to such Taxes by reason of its having some connection with the jurisdiction imposing the Taxes other than the mere holding of this Global Note; or

(b)	where such deduction or withholding is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(c)	by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting this Global Note to another issuing and paying agent in a member state of the European Union; or

(d)	more than 15 days after the Maturity Date or, if applicable, the relevant Interest Payment Date or (in either case) the date on which payment hereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to such additional amounts if it had presented this Global Note on the last day of such period of 15 days.

4.	The payment obligation of the Issuer represented by this Global Note constitutes and at all times shall constitute a direct and unsecured obligation of the Issuer ranking at least pari passu with all present and future unsecured and unsubordinated indebtedness of the Issuer other than obligations preferred by mandatory provisions of law.

5.	If the Maturity Date or, if applicable, the relevant Interest Payment Date is not a Payment Business Day (as defined herein) payment in respect hereof will not be made and credit or transfer instructions shall not be given until the next following Payment Business Day (provided that, if such postponed payment would have the effect of extending the tenor of the relevant Note to more than 183 days, payment will be made and credit and transfer instructions will be given, on the immediately preceding Payment Business Day) and the bearer of this Global Note shall not be entitled to any adjustment to interest or other sums in respect of such postponed payment.

As used in this Global Note:

“Payment Business Day” means any day other than a Saturday or Sunday which is both (A) a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the relevant place of presentation, and (B) either (i) if the above-mentioned Specified Currency is any currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in both London and the principal financial centre of the country of the relevant Specified Currency (which, if the Specified Currency is Australian dollars, shall be Sydney) or (ii) if the above-mentioned Specified Currency is euro, a day which is a TARGET Business Day; and “TARGET Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, is operating credit or transfer instructions in respect of payments in euro.

6.	This Global Note is negotiable and, accordingly, title hereto shall pass by delivery and the bearer shall be treated as being absolutely entitled to receive payment upon due presentation hereof (notwithstanding any notation of ownership or other writing thereon or notice of any previous loss or theft thereof).

7.	This Global Note is issued in respect of an issue of Notes of the Issuer and is exchangeable in whole (but not in part only) for duly executed and authenticated bearer Notes in definitive form (whether before, on or, subject as provided below, after the Maturity Date):

(a)	if the clearing system(s) in which this Global Note is held at the relevant time is closed for a continuous period of 14 days or more (other than by reason of weekends or public holidays or announces an intention permanently to cease business or does in fact do so); or

(b)	if default is made in the payment of any amount payable in respect of this Global Note; or

(c)	upon request of the bearer of this Global Note or a holder of an interest in this Global Note.

Upon, or in the case of (c) above within 10 days after, presentation and surrender of this Global Note during normal business hours to the Issuer at the offices of the Issuing and Paying Agent (or to any other person or at any other office outside the United States as may be designated in writing by the Issuer to the bearer), the Issuing and Paying Agent shall authenticate and deliver, in exchange for this Global Note, bearer definitive notes denominated in the above-mentioned Specified Currency in an aggregate nominal amount equal to the Nominal Amount of this Global Note.

8.	If, upon any such default and following such surrender, definitive Notes are not issued in full exchange for this Global Note before 5.00 p.m. (London time) on the thirtieth day after surrender, this Global Note (including the obligation hereunder to issue definitive notes) will become void and the bearer will have no further rights under this Global Note (but without prejudice to the rights which the bearer or any other person may have under a Deed of Covenant dated [8 May 2006]/[1 September 2006]/[23 May 2007], entered into by the Issuer).

9.	[This Global Note has the benefit of a guarantee issued by DANAHER CORPORATION on [8 May 2006]/[1 September 2006], copies of which are available for inspection during normal business hours at the office of the Issuing and Paying Agent referred to above.]

10.	If this is an interest bearing Global Note, then:

(a)	notwithstanding the provisions of paragraph 1 above, if any payment of interest in respect of this Global Note falling due for payment prior to the above-mentioned Maturity Date remains unpaid on the fifteenth day after falling so due, the amount referred to in part (a) or (b) (as the case may be) of paragraph 1 shall be payable on such fifteenth day; and

(b)	upon each payment of interest (if any) prior to the Maturity Date in respect of this Global Note, the Schedule hereto shall be duly completed by the Issuing and Paying Agent to reflect such payment.

(c)	if no Interest Payment Dates are specified on the face of the Global Note, the Interest Payment Date shall be the Maturity Date.

11.	If this is a fixed rate interest bearing Global Note, interest shall be calculated on the Nominal Amount as follows:

(a)	interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrears on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days or, if this Global Note is denominated in Sterling, 365 days at the above-mentioned Fixed Interest Rate with the resulting figure being rounded to the nearest amount of the above-mentioned Specified Currency which is available as legal tender in the country or countries (in the case of the euro) of the Specified Currency (with halves being rounded upwards); and

(b)	the period beginning on the Issue Date and ending on the first Interest Payment Date and each successive period beginning on an Interest Payment Date and ending on the next succeeding Interest Payment Date is an “Interest Period” for the purposes of this paragraph.

12.	If this is a floating rate interest bearing Global Note, interest shall be calculated on the Nominal Amount as follows:

(a)	in the case of a Global Note which specifies LIBOR as the Reference Rate on its face, the Rate of Interest will be the aggregate of LIBOR and the above-mentioned Margin (if any) above or below LIBOR. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrears on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days or, if this Global Note is denominated in Sterling, 365 days.

As used in this Global Note:

“LIBOR” shall be equal to the rate defined as “LIBOR-BBA” in respect of the above-mentioned Specified Currency (as defined in the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc., as amended, updated or replaced as at the date of this Global Note, (the “ISDA Definitions”)) as at 11.00 a.m. (London time) or as near thereto as practicable on the second London Banking Day before the first day of the relevant Interest Period *[or, if this Global Note is denominated in Sterling, on the first day thereof] (a “LIBOR Interest Determination Date”), as if the Reset Date (as defined in the ISDA Definitions) were the first day of such Interest Period and the Designated Maturity (as defined in the ISDA Definitions) were the number of months specified on the face of this Note in relation to the Reference Rate; and “London Banking Day” shall mean a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London;

(b)

in the case of a Global Note which specifies EURIBOR as the Reference Rate on its face, the Rate of Interest will be the aggregate of EURIBOR and the above-mentioned Margin (if any) above or below EURIBOR. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrears on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days.

As used in this Global Note, “EURIBOR” shall be equal to EUR-EURIBOR-Telerate (as defined in the ISDA Definitions) as at 11.00 a.m. (Brussels time) or as near thereto as practicable on the second TARGET Business Day before the first day of the relevant Interest Period (a “EURIBOR Interest Determination Date”);

(c)	the Calculation Agent will, as soon as practicable after 11.00 a.m. (London time) on each LIBOR Interest Determination Date or 11.00 a.m. (Brussels time) on each EURIBOR Interest Determination Date (as the case may be), determine the Rate of Interest and calculate the amount of interest payable (the “Amount of Interest”) for the relevant Interest Period. “Rate of Interest” means (A) if the Reference Rate is EURIBOR, the rate which is determined in accordance with the provisions of paragraph 12(b), and (B) in any other case, the rate which is determined in accordance with the provisions of paragraph 12(a). The Amount of Interest shall be calculated by applying the Rate of Interest to the Nominal Amount of one Note of each denomination, multiplying such product by the actual number of days in the Interest Period concerned divided by 360 or, if this Global Note is denominated in Sterling, by 365 and rounding the resulting figure to the nearest amount of the above-mentioned Specified Currency which is available as legal tender in the country or countries (in the case of the euro) of the Specified Currency (with halves being rounded upwards). The determination of the Rate of Interest and the Amount of Interest by the Calculation Agent named above shall (in the absence of manifest error) be final and binding upon all parties;

(d)	a certificate of the Calculation Agent as to the Rate of Interest payable hereon for any Interest Period shall be conclusive and binding as between the Issuer and the bearer hereof;

(e)	the period beginning on the Issue Date and ending on the first Interest Payment Date and each successive period beginning on an Interest Payment Date and ending on the next succeeding Interest Payment Date is called an “Interest Period” for the purposes of this paragraph 12; and

(f)	the Issuer will procure that a notice specifying the Rate of Interest payable in respect of each Interest Period be published as soon as practicable after the determination of the Rate of Interest. Such notice will be delivered to the clearing system(s) in which this Global Note is held at the relevant time or, if this Global Note has been exchanged for bearer definitive Notes pursuant to paragraph 7, will be published in a leading English language daily newspaper published in London (which is expected to be the Financial Times).

13.	Instructions for payment must be received at the offices of the Issuing and Paying Agent referred to above together with this Global Note as follows:

(a)	if this Global Note is denominated in Australian dollars, New Zealand dollars, Hong Kong dollars or Japanese Yen, at least two Business Days prior to the relevant payment date;

(b)	if this Global Note is denominated in United States dollars, Canadian dollars or Sterling, on or prior to the relevant payment date; and

(c)	in all other cases, at least one Business Day prior to the relevant payment date.

As used in this paragraph, “Business Day” means:

(i)	a day other than a Saturday or Sunday on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London; and

(ii)	in the case of payments in euro, a TARGET Business Day and, in all other cases, a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial centre in the country of the above-mentioned Specified Currency.

14.	This Global Note shall not be validly issued unless manually authenticated by Deutsche Bank AG, London Branch as Issuing and Paying Agent.

15.	This Global Note and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

16.	(a) English courts: The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising from or connected with this Global Note.

(b)	Appropriate forum: The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

(c)	Rights of the bearer to take proceedings outside England: Sub-paragraph 16(a) (English courts) is for the benefit of the bearer only. As a result, nothing in this paragraph 16 prevents the bearer from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the bearer may take concurrent Proceedings in any number of jurisdictions.

(d)	Process agent: The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Veeder-Root Finance Company at Hydrex House Garden Road Richmond, Surrey TW9 4NR United Kingdom or, if different, its registered office for the time being or at any address of the Issuer in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of the bearer addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Issuing and Paying Agent appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, the bearer shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Issuing and Paying Agent. Nothing in this sub-paragraph shall affect the right of the bearer to serve process in any other manner permitted by law. This sub-paragraph applies to Proceedings in England and to Proceedings elsewhere.

17.	No person shall have any right to enforce any provision of this Note under the Contracts (Rights of Third Parties) Act 1999.

AUTHENTICATED by DEUTSCHE BANK AG, LONDON BRANCH without recourse, warranty or liability and for authentication purposes only		Signed on behalf of: [DANAHER EUROPEAN FINANCE S.A.]/[DANAHER EUROPEAN FINANCE COMPANY EHF]/[DANAHER CORPORATION]

By:		By:
	(Authorised Signatory)		(Authorised Signatory)